EXHIBIT 10.1
[Leidos Letterhead]
MEMO
To: Jim Reagan
From: Roger Krone
Date: Monday, May 03, 2021

Subject: Consulting Employee Agreement
Thank you for your exemplary service as the Chief Financial Officer. On behalf of Leidos, we are pleased to offer you a consulting agreement for the Executive Staff – Finance position with an effective date of July 5, 2021. This position will be located in Reston, Virginia. As a consulting employee, you will be paid an hourly rate of $317.31 and will be paid on a bi-weekly basis.

As a result of your transfer to Consulting Employee (CE) status, the following apply:
•Eligibility for medical insurance will continue (excluding Tricare Supplement). Consulting Employees who enroll in a Healthy Focus medical plan will not be eligible for a Leidos sponsored Health Savings Account (HSA). Coverage is 100% employee paid on a post-tax basis via direct bill. Details regarding the direct bill process will be mailed to your home address. There may be an option to continue medical insurance under Federal COBRA for yourself and/or your dependents for a limited period of time. For more information about COBRA, contact Employee Services at 855-553-4367, option 3 or AskHR@leidos.com.
•Eligibility for Leidos dental and vision insurance will end and coverage will be cancelled on the effective date noted above.
•Eligibility to continue dental and vision insurance under Federal COBRA for a limited period of time will begin on the effective date noted above.
•Unused Paid Time Off (PTO) hours will be automatically paid out within 1 to 2 pay periods of the date you transition to CE status.
•Unused Disability Sick Leave (DSL) hours will be frozen (balance will be restored should you transfer back to an eligible fringe package).
•While you can continue to participate in the Leidos Retirement Plan, eligibility for company matching contributions will cease.
•Any benefits under the Company’s non-qualified deferred compensation plans will be distributed based on your elections. An election to receive a distribution upon your termination of employment will not occur based solely on your transfer to Consulting Employee status, but will occur if you terminate employment with the Company or your working hours are permanently decreased to 20% or less of the hours you worked over the prior 36-month period. Any current year deferral elections will remain in effect. Your eligibility to make additional elections in subsequent years is at the sole discretion of the Company.
•Working hours must total a minimum of 180 and not exceed 1,860 in any 12 month period. If hours worked for any 12 month period do not fall within these parameters, your employment status as a Consulting Employee (CE) will be evaluated by your sponsoring organization for change to a different status or possible termination of employment.

Please confirm your understanding and acceptance of this offer by signing below and returning to Leslie Fautsch, SVP Total Rewards, by May 5, 2021.

/s/ James C. Reagan     May 3, 2021 .
Jim Reagan                    Date